Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, March 31, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY AUTHORIZES SHARE REPURCHASE PROGRAM

        MINNEAPOLIS, MN – Mar. 31, 2006 – Donaldson Company, Inc. (NYSE: DCI), announced today that the Company’s Board of Directors authorized the repurchase of up to 8.0 million common shares. The new repurchase authorization replaces the existing authority that was approved in January 2003. Previously, Donaldson repurchased 7.2 million shares out of the 8.0 million shares authorized in the January 2003 authority. The new 8.0 million share authorization is effective until otherwise terminated by the Board. Shares may be repurchased through a variety of methods including open market share repurchases, privately negotiated share repurchases, accelerated share repurchase programs, equity options or other similar facilities.

About Donaldson Company
        Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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